EXHIBIT 99.1

135 East Maumee Street	Adrian, Michigan 49221	pavilionbancorp.com

MEDIA RELEASE

For Immediate Release March 6, 2006	Contact:	Douglas L. Kapnick, Chairman of the Board Pamela S. Fisher, Corporate Secretary Tel: (517) 266-5054 pfisher@pavilionbancorp.com

Pavilion Bancorp Inc., Announces Resignation of Chief Financial Officer

Adrian, MI: Pavilion Bancorp, Inc., the parent company of the Bank of Lenawee, has announced that, effective March 3, 2006, Ryan Luttenton has resigned as the Chief Financial Officer of the Company. Mr. Luttenton advised the Company that his resignation was for personal reasons and has confirmed to the Company's management that his resignation was not the result of any disagreement with the Company regarding any accounting or financial reporting issue.

Concurrent with Mr. Luttenton's departure, Mark Wolfe, the Company's Controller and First Vice President of Finance and Accounting, has been appointed Chief Financial Officer, Senior Vice President of the Company by the Pavilion Bancorp Board of Directors. Mr. Wolfe served as Interim Chief Financial Officer for Pavilion Bancorp from March 2005 until January 2006.

Mr. Wolfe joined the Bank of Lenawee in 2001 as Vice President, Controller, bringing more than 20 years of senior financial management experience to the organization. Prior to his career at the Bank of Lenawee, Mr. Wolfe held the position of Chief Financial Officer at Herrick Memorial Hospital in Tecumseh, Michigan and Chief Information Officer at Lenawee Health Alliance, located in Adrian Michigan. In addition, he has provided independent financial consulting services to a variety of businesses.

Mr. Wolfe is an active community member, serving on the Board of Directors for Junior Achievement and as President of Tecumseh Public Schools Board of Directors. He and his family reside in Tecumseh, Michigan.

About Pavilion Bancorp, Inc.
Pavilion Bancorp, Inc. is the parent company of Bank of Lenawee. Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Stifel Nicolaus, of Dublin, Ohio, is the primary market maker in the stock. Investor relations information is available at pavilionbancorp.com.